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                                 EXHIBIT 10.16

FORM OF STOCK OPTION SUBSTITUTION AGREEMENT ENTERED INTO BETWEEN THE REGISTRANT AND CERTAIN EXECUTIVES

The Following Form Agreement was entered into between the Registrant and Messrs. Harvey, and Witt.

                       STOCK OPTION SUBSTITUTION AGREEMENT

         THIS STOCK OPTION SUBSTITUTION AGREEMENT ("Agreement") is made and entered into as of the 20th day of October, 1997, by and between XXXX (the "Shareholder") and PENDA CORPORATION, a Florida corporation (the "Company").

                             Preliminary Statements:

         A. The Shareholder, the Company and certain other shareholders and former shareholders of the Company are parties to that certain Subscription and Shareholders' Agreement, dated as of March 15, 1994, as amended (the "Original Shareholders' Agreement").

         B. The Company has heretofore adopted the Penda Corporation First Amended and Restated Management Stock Option Plan, as amended (the "Original Plan").

         C. The Shareholder is a holder of "Options" (as such term is defined in the Original Shareholders' Agreement) granted to him pursuant to Section 12.1 of the Original Shareholders' Agreement (referred to herein as the "Original IRR Options").

         D. The Shareholder is a holder of "Options" (as such term is defined in the Original Plan) granted to him pursuant to the Original Plan (referred to herein as the "Original Plan Options"), none of which have been exercised.

         E. The Company and the Shareholder desire to (i) terminate and cancel the Original IRR Options and all Original Plan Options granted to the Shareholder under the Original Plan other than stock options granted under the Original Plan prior to January 1, 1997 as to which performance targets have been satisfied (the "Surviving Options"), (ii) to suspend the grant of any further stock options to the Shareholder under the Original Plan, (iii) to enter into a Management Stock Option Plan and Agreement in the form of Exhibit A hereto (the "New Plan"), and (iv) to terminate the Original Shareholders' Agreement and to enter into a Shareholders' Agreement in the form of Exhibit B hereto (the "New Shareholders' Agreement"), on the terms and subject to the conditions contained in this Agreement.

                                   Agreement:

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Shareholder and the Company agree as follows:

         1. Incorporation of Preamble and Preliminary Statements. The preamble and Preliminary Statements set forth above are incorporated herein and made a part hereof. For purposes of this Agreement, the term "Party" shall mean each of the Company and the Shareholder and the term "Parties" shall mean, collectively, the Company and the Shareholder.

         2. New Plan and New Shareholders' Agreement. Concurrently with the execution and delivery of this Agreement by the Parties, the Parties shall execute and deliver the New Plan and the New Shareholders' Agreement. Upon the execution and delivery of the New Plan and the New Shareholders Agreement, (i) the Original Shareholders' Agreement (including, without limitation, the Original IRR Options) shall be deemed terminated, void and of no further force or effect as between the Company and the Shareholder, (ii) all Original Plan Options (other than the Surviving Options, which shall remain in full force and effect, subject to the terms and provisions of the



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Original Plan) issued to the Shareholder under the Original Plan shall be deemed terminated, void and of no further force or effect, and (iii) no further stock options shall be granted to the Shareholder under the Original Plan. In furtherance of the foregoing, concurrently with the execution and delivery of this Agreement by the Parties, the Shareholder shall deliver to the Company share certificates (the "Share Certificates") for all of the shares of the Common Stock, par value $.01 per share, of the Company (the "Company Stock") held of record by the Shareholder and by Robert W. Baird & Co. Incorporated, Trustee for the benefit of the Shareholder's Individual Retirement Account. Thereupon, the Company shall cause all legends appearing on the reverse side of the Share Certificates by virtue of the provisions of Article Eight of the Original Shareholders' Agreement to be deleted and shall cause a sticker bearing any legend required pursuant to the provisions of the New Shareholders'
Agreement to be affixed in replacement thereof. Immediately after such stickers have been affixed to the Share Certificates, the Company shall redeliver the Share Certificates to the Shareholder.

         3.       Mutual Limited Releases.

                  (a) Release by Shareholder. The Shareholder, for and on behalf of his predecessors, successors, heirs, executors, administrators and assigns, in acknowledgment of the consideration and other benefits provided herein, and for other valuable consideration (receipt and sufficiency of which is hereby acknowledged), hereby releases, acquits and forever discharges, the Company and its predecessors and successors and its present and former subsidiaries, and each and all of their respective shareholders, directors, officers, employees, attorneys and agents, of and from any and all existing claims, causes of action or liability of any kind whatsoever, whether known or unknown, contingent, unmatured or unsuspected as of the date hereof, arising from or in any way related to rights based upon, created by or derived from the Original Shareholders' Agreement (including, without limitation, the Original IRR Options), the Original Plan (other than with respect to any Surviving Options) and the Original Options.

                  (b) Release by Company. The Company, for and on behalf of its predecessors, successors and assigns, and its present and former subsidiaries, and each and all of their respective shareholders, directors, officers and employees, in acknowledgment of the consideration and other benefits provided herein, and for other valuable consideration (receipt and sufficiency of which is hereby acknowledged), hereby releases, acquits and forever discharges, the Shareholder and his predecessors, successors, heirs, executors, administrators and assigns, of and from any and all existing claims, causes of action or liability of any kind whatsoever, whether known or unknown, contingent, unmatured or unsuspected as of the date hereof, arising from or in any way related to rights based upon, created by or derived from the Original Shareholders' Agreement (including, without limitation, the Original IRR Options), the Original Plan (other than with respect to any Surviving Options) and the Original Options.

         4.        Covenant Not to Sue.

                  (a) Covenant of Shareholder. The Shareholder agrees and covenants not to sue or assert any cause of action, either directly or indirectly (without regard to when the action arose or arises) against the Company, its predecessors, successors and assigns, and its present and former subsidiaries, and each and all of their respective shareholders, directors, officers, employees, attorneys and agents, arising from or in any way related to rights based upon, created by or derived from the Original Shareholders' Agreement (including, without limitation, the Original IRR Options), the Original Plan (other than with respect to any Surviving Options) or the Original Options on or after the date hereof.

                  (b) Covenant of Company. The Company agrees and covenants not to sue or assert any cause of action, either directly or indirectly (without regard to when the action arose or arises) against the Shareholder, his predecessors, successors, heirs, executors, administrators and assigns, arising from or in any way related to rights based upon, created by or derived from the Original Shareholders' Agreement (including, without limitation, the Original IRR Options), the Original Plan (other than with respect to any Surviving Options) or the Original Options on or after the date hereof.


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         5.        Miscellaneous.

                   (a) Notices. Any notices, requests, demands and other communications required or permitted to be given hereunder must be in writing and, except as otherwise specified in writing, will be deemed to have been duly given when personally delivered, telexed or facsimile transmitted, or three days after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, as follows. The addresses of the Corporation and the Shareholder, which shall be considered to be their last known addresses unless subsequently changed in accordance with the provisions of this Agreement, are as follows:

          To the Corporation:

                                        Penda Corporation
                                        2665 South Bayshore Drive, Suite 800
                                        Miami, Florida 33133
                                        Telecopier: (305) 285-0102
                                        Attention: General Counsel

          To the Shareholder:           c/o Penda Corporation
                                        2344 W. Wisconsin Street
                                        P.O. Box 449
                                        Portage, Wisconsin 53901-0449

                   (b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                   (c) Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. The Company and the Shareholder hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of Dade, State of Florida in any action or proceeding arising out of or relating to this Agreement and each such person hereby irrevocably agrees, on behalf of himself or itself and on behalf of such person's heirs, executors, administrators, successors and assigns, that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. The Company and the Shareholder further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. In the event that an action or proceeding arising out of or relating to this Agreement shall be commenced in a court described in the second sentence of this Section 5(c) and such court, by a final and nonappealable order, shall refuse to exercise in personam jurisdiction over the Company or the Shareholder, as the case may be, then the parties hereto shall not be precluded from litigating such action or proceeding in any other court of competent jurisdiction.

                   (d) Waiver of Jury Trial. THE COMPANY AND THE SHAREHOLDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

                   (e) Successors. This Agreement shall be binding upon the Parties, their heirs, executors, administrators, successors and assigns, and the Parties do covenant and agree that they themselves and their respective heirs, executors, administrators, successors and assigns will execute any and all instruments, releases, assignments and consents that may be reasonably required of them to more fully execute the provisions of this Agreement.




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         (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall serve as an original for all purposes, but all copies of which shall constitute but one and the same Agreement.

         (g) Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof.

         (h) Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the Parties.

         (i) Entire Agreement. This Agreement (together with the New Plan and the New Shareholders' Agreement) constitutes the entire Agreement of the parties hereto with respect to the transactions contemplated hereby, and it is hereby agreed that any prior oral or written agreements concerning the sale or disposition of Company Stock shall be null and void.

         (j) No Third Party Beneficiary. Except for the Company and the Shareholder and their respective heirs, executors, administrators, successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, successors and assigns any rights or remedies under or by reason of this Agreement.

 IN WITNESS WHEREOF, the Parties have executed this Agreement and hereby indicate their acceptance of the foregoing terms and conditions as of the date first written above.

                               PENDA CORPORATION



                               By:
                                  --------------------------
                                    Jack L. Thompson
                                    President and Chief Executive Officer



                               -----------------------------
                                    XXXX





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